This AGREEMENT (the "Agreement") is made as of February 1, 2008 (the "Effective Date"), by and between LocatePLUS Holdings Corporation (the "Employer"), a Delaware corporation with an address at 100 Cummings Center, Suite 235M, Beverly, MA 01915, and James A. Fields (the "Executive").

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.     Employment.
       ----------
The Employer agrees to employ the Executive and the Executiveagrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.     Capacity.
       ---------
Executive shall serve the Employer as its Chief Executive Officer and shall have the responsibilities as may be specified from time to time by the Board of Directors of the Employer which are materially consistent with the Executive's position and general area of skills, including, but not limited to program planning and development, operations and financial management, board recruitment and development, marketing and public relations, business development and investor relations. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve from time to time by the Board of Directors of the Employer. Executive shall be provided with an office, secretarial and other support, technical assistance, and such other facilities and services customarily available in the industry to executives holding similar positions and status to that of Executive. Executive shall be elected to a seat on the Board of Directors. Executive shall serve the Employer as its Chief Executive Officer and shall have the responsibilities as may be specified from time to time by the Board of Directors of the Employer which are materially consistent with the Executive's osition and general area of skills, including, but not limited to program planning and development, operations and financial management, board recruitment and development, marketing and public relations, business development and investor relations. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve from time to time by the Board of Directors of the Employer. Executive shall be provided with an office, secretarial and other support, technical assistance, and such other facilities and services customarily available in the industry to executives holding similar positions and status to that of Executive. Executive shall be elected to a seat on the Board of Directors.

3.     Term.
       -----
Subject to the provisions of Section 5, the term of employment pursuant to this Agreement (the "Term") is three (3) years commencing on the Effective Date and is renewed automatically for periods of one (1) year commencing on the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party's election not to extend the Term

4.     Compensation and Benefits.
       -------------------------
The regular compensation and benefits payable to the Executive under this Agreement are as follows:

     (a)  Salary.
          ------
For all services rendered by the Executive under this Agreement, the Employer must pay the Executive a salary (the "Salary") at the annual rate of Two Hundred Fifty Thousand ($250,000.00) Dollars with no increases during the Term. The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior Executives, but not less frequently than monthly

     (b)  Performance Bonus.
          -----------------
The Executive is eligible for a quarterly bonus (the "Bonus") at and after each December 31 while this Agreement is in effect, beginning with March 31, 2008 for the year then ended, equivalent to the percentages hereinafter set forth of the amount of the net increase in prior year quarterly revenues derived or otherwise attributable to the LocatePLUS Business: for 2008, six percent (6%); for 2009, seven percent (7%); and for 2010, eight percent (8%). The initial baseline annual revenues will be those for the quarter ended March 31, 2007, as shown by the audited financial statements for that quarter, and thereafter quarter after quarter. The initial financials shall be used, with an adjustment made annually after completion of the audit. The Bonus shall be paid quarterly, on the thirtieth (30th) day following the end of the quarter. In addition to any Performance Bonus due as set forth above, Employee shall be entitled to a one-time Fifty Thousand ($50,000.00) Dollar bonus ("One-time Bonus") for the six
(6) month period ending Jan 1, 2008, and payable on March 1, 2008; provided, however, that (i) the payment of the One-Time Bonus does not create a cash deficit for the Employer at the time of its payment; and (ii) that the Executive applies the entirety of the proceeds thereof to purchase shares of stock of the Employer

     (c)  Vehicle Allowance.
          -----------------
The Executive will receive a monthly car allowance in the amount of $1,000.

     (d) The parties acknowledge that Executive will receive three separate grants of one-half (.5%) percent equity interest in the Company in the form of options to purchase Common Stock of the Company in an amount equal to one-half (.5%) percent of the outstanding shares as of December 31, 2008, December 31, 2009, and December 31, 2010, as shown by the books of the Company, at an exercise price equal to the closing price of the Common
Stock on the date of grant and will vest on date of grant. All options shall vest immediately if there is a Change in Control, as defined in Section 6 below. During the term, Executive shall be eligible to receive additional stock option awards and to participate n any other stock option plan instituted by the Company.

     (e) Participation, at the Employer's expense, in a group term life insurance plan sponsored by the Employer with a benefit for the Executive's designated beneficiaries, as applicable, in an amount equal to two (2) times the Executive's annual base salary as increased from time to time.

     (f) Participation in dental and health insurance coverage for Executive, and his dependents, with at least seventy (70%) percent of the amount of such insurance being at the Employer's expense.

     (g) Participation, at the Employer's expense, in a group long term disability plan which provides an annual benefit equivalent to the other executives of the Employer.

     (h)  Regular Benefits.
          ----------------
The Executive is entitled to participate in any employee benefit plans, medical, dental and vision insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation is subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors of the Employer or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement may be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time

     (i)  Taxation of Payments and Benefits.
          ---------------------------------
The Employer may undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings

     (j)  Vacation.
          --------
During the Employment Term, the Executive shall be entitled to paid vacation each calendar year (prorated for any partial year during the Employment Term and without accrual from year to year) in accordance with the Employer's policies thereon as in effect from time to time, but in no event less than four (4) weeks per calendar year

     (k)  Liability Coverage.
          ------------------
Indemnification by the Employer to the maximum extent permitted by law, including advancement of expenses; and coverage for acts or omissions while this Agreement is in effect, under a Director's and Officer's Liability Insurance Policy with coverage at least equal to the coverage now available to directors and officers under the existing policy

     (l)  Professional and Business Development.
          -------------------------------------
Employer will authorize Executive to attend such management-related courses, national, regional and local conferences, and other professional and business development activities as shall in Executive's judgment relate to the performance of his duties and responsibilities, with the expense of all travel, meals, lodging, tuition, registration, fees and other reasonable and necessary expenses reimbursed by Employer

     (m)  Professional Subscription and Dues.
          ----------------------------------
Employer agrees to reimburse Executive for reasonable fees for professional journals and dues for professional and industry-related organizations related to the performance of his duties and responsibilities under this Agreement. Any such journals shall remain the property of Employer

     (n)  Expenses.
          --------
Employer agrees to reimburse Executive for all out-of-pocket expenses, including, but not limited to, food, travel and lodging, incurred in the course of all company-related business, whether in-state, out-of-state, or international. Employee shall continue to be paid his current car allowance throughout the term of this Agreement

5.     Termination and Termination Benefits.
       ------------------------------------
Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement terminates under the following circumstances set forth in this
Section 5

     (a)  Termination by the Employer for Cause.
          -------------------------------------
Employer may terminate the Executive's employment for cause. Such termination for cause is effective on Executive's receipt of written notice and ends all obligations of the Employer to the Executive. Only the following constitutes "cause" for such termination:
           (i) gross negligence or willful misconduct of the Executive with respect to the Employer or any affiliate of the Employer and the Executives duties with respect thereto; or
           (ii) material breach by the Executive of any of the Executive's obligations under this Agreement, which breach is not cured within thirty (30) days of receipt by the Executive of written notice of such breach from the Board of Directors.

     (b)  Termination by the Executive.
          ----------------------------
The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least sixty (60) days prior to such termination. During such sixty (60) day period, the Executive shall supply any such transition services as the Board of Directors may direct

     (c)  Termination by the Employer Without Cause.
          -----------------------------------------
The Executive's employment under this Agreement may be terminated by the Employer without cause upon one sixty (60) days written notice to the Executive from the Employer. For purposes of this Section 5, termination by the Employer "Without Cause" shall include termination by Executive for the following: (i) a willful breach of any material provision of this Agreement by the Employer that remains uncured after ten (10) days' written notice is received by the Employer of such breach from Executive; (ii) the duties or title of the Executive, as set forth in Section 3, are materially diminished; (iii) relocation in excess of one hundred (100) miles from Beverly, MA; or (iv) after a Change in Control (as defined in Section 6 below), for any reason or no reason within the period commencing with the date of the Change in Control and ending one (1) year after the Change in Control.

     (d)  Death; Disability.
          -----------------
Upon the death of the Executive or the permanent disability (as defined below) of the Executive continuing for a period in excess of one hundred eighty (180) consecutive days, all obligations of the Employer under this Agreement immediately terminate other than any obligation of the Employer with respect to earned but unpaid Salary and benefits contemplated hereby to the extent accrued or vested through the date of termination, and the Bonus payable for the year in which such termination occurs will be prorated for the portion of the year Executive was employed. As used herein, the terms "permanent disability" or "permanently disabled" mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Employer, as determined reasonably and in good faith by the Employer. Nothing in this Section 5(e) may be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical
Leave Act of 1993, 29 U.S.C.   2601 et seq. and the Americans with Disabilities
Act, 42 U.S.C.   12101 et seq.

     (e)  Certain Termination Benefits.
          ----------------------------
Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement terminate on the date of termination of the Executive's employment under this Agreement. If Executive's employment is terminated under Section 5(c), in addition to payment of Executive's Base Salary and accrued vacation, the Executive shall be paid a Bonus equal to an equivalent pro rata portion of the annual Bonus paid for the prior year and reimbursable expenses through the date of termination, and severance pay in the form of continuation of his base salary then in effect for twenty four (24) months (the "Severance Pay"). The Severance Pay shall be due and payable in the same manner and at the same times as it would have been paid had Executive continued within the employ of the Company.

           (i) Conituation Coverage
               --------------------
The Company shall pay, on behalf of Executive, for a period of twelve (12) months, the premiums payable in order to continue the same coverage of Executive and Executive's family under the Company's health insurance plan which exists as of the date of termination, unless and until Executive and Executive's dependents are otherwise actually covered by another health insurance plan (the "Continuation Coverage").

           (ii) Accelerated Vestuing
                --------------------
In addition to the Severance Pay and the Continuation Coverage, in the event of such a termination of Executive's employment, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be deemed fully vested as of the date of termination of the Executive's employment pursuant to this Section 7.2 and shall be exercisable for the full balance of their respective terms (notwithstanding any contrary provisions in the option agreements or plans relating to such options, including without limitation, any provisions which would cause a forfeiture of such options or limit the timeframe, other than the general expiry date of the option in which the Executive may exercise an option). To the extent this provision is more beneficial to the Executive than different provisions of any other agreement concerning the Executive's stock options and ownership, this provision shall control.

           (iii) Outplaced Assistance
                 --------------------
The Company shall provide the outplacement assistance as set forth in Section 6(d) below.

6.     Change of Control.
       -----------------

     (a)  Definitions.
          -----------
For the purposes of the Agreement, the following terms shall be defined as follows:

           (i) "Change of the Ownership of the Employer" shall mean either: (a) the date that any person, persons, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the " Exchange Act") ("Person"), acquires the beneficial ownership (within the meaning of Rule 1 3d-3 promulgated under the Exchange Act ("Rule 13d-3")) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors of the Employer ("Outstanding Voting Securities"); or (b) the date that any Person, acquires the beneficial ownership (within the meaning of rule 13d-3) of twenty percent (20%) or more of the combined voting power of the then utstanding Voting Securities and the Board determines that a Change in the Ownership of the Employer, pursuant to this Section 7.5, has occurred; and

           (ii) "Change of Ownership of a Substantial Portion of the Employer's Assets" shall mean the date on which any Person acquired (or had acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total fair market value equal to, or more than, thirty three and one-period percent (33-1/3%) of the total fair market value of all of the assets of the Employer immediately prior to such acquisitions; provided that, such determination shall exclude a transfer of assets to any entity in which the Employer has a substantial equity investment and any transfer of assets pursuant to a transaction in which the Employer maintains management services or other significant services with respect to the transferred assets. All determinations of the applicability of this Section shall be made consistent with the Proposed Regulations Section 1.280G-1 promulgated by the Internal Revenue Service, or any successor regulation.

           (iii) "Change in Board of Directors" shall mean the composition of the Board of Directors changes during any period of thirty-six (36) months, such that individuals who at the beginning of the period were members of the Board of Directors cease for any reason to constitute a majority thereof.

     For purposes of this Agreement a "Change in the Ownership of the Employer", "Change of a Substantial Portion of the Employer Assets", and "Change in Board of Directors" shall hereinafter be collectively referred to as a "Change of Control."ed to as a "Change of Control."

     (b)  Change of Control Payment.
          -------------------------
In the event the Executive's employment is terminated by the Employer involuntarily (with or without cause) within twelve (12) months after a Change of Control, then the Employer shall immediately pay to Executive the greater of
(i) the Severance Pay determined pursuant to Section 5 hereof and (ii) two (2) times the sum of the remaining Base Salary that would have been payable over the balance of the Employment Term plus an amount equal to two (2) times the amount of Bonuses paid or payable to Executive with respect to the twelve month period preceding the date of termination (the "Change of Control Payment"). The Change of Control Payment shall be in addition to: (i) Executive's accrued Base Salary;
(ii) Executive's accrued vacation pay; (iii) reimbursement for expenses through the termination date; and (iv) any Bonus then earned but not yet paid. In addition to the foregoing amounts, in the event that any portion of the Change of Control Payment shall be deemed to be an "excess parachute payment" under
Section 28OG of the Internal Revenue Code of 1986, as amended, or any replacement statute, the amount of the Change of Control Payment shall be increased to a new amount (the "Modified Change of Control Payment") such that the Modified Change of Control Payment less the excise tax payable by Executive on the Modified Change of Control Payment is equal to the Change of Control Payment.

     (c)  Accelerated Vesting.
          -------------------
Immediately upon a Change of Control, regardless of whether Executive remains employed by the Employer, any options to purchase the common stock of the Employer previously granted to Executive and not otherwise vested shall be fully vested as of the date of the Change of Control. To the extent this provision is more beneficial to the Executive than different provisions of any other agreement concerning the Executive's stock options and ownership, this provision shall control.

     (d)  Outplacement Assistance.
          -----------------------
In order to ease Executive's transition to new employment, in the event of a voluntary or involuntary termination of Executive's employment under this
Section 6, the Employer shall provide Executive with an office, similar to those used by Executive prior to the termination of Executive's employment, for a period of up to three (3) months.

     (e)  Disputed Issued.
          ---------------
In the event of a dispute between Executive and the Employer arising under or relating to termination of the Executive's service by the Employer under this
Section 6, such dispute shall be submitted to binding arbitration pursuant to the provisions of Section 7 below, provided, however, that if such a dispute is submitted to arbitration, the Employer shall continue to pay Executive his Base Salary for a period not to exceed six (6) months, to run concurrent with the Executive's severance if terminated by employer without cause, and the non-prevailing party shall pay the other party's reasonable attorneys' fees, costs and expenses incurred in connection with such proceeding.

     (f)  Termination in Contemplation of a Change in Control.
          ---------------------------------------------------
In addition, the Executive shall be entitled to the compensation provided for in
Section 6(b) hereof, if, (A) in the event that an agreement or letter of intent is signed which, if consummated, would result in a Change of Control and the Executive is terminated without cause prior to the Change of Control and (B) such termination is at the direction of the acquiror or merger partner or otherwise in connection with the anticipated Change of Control.

7.     Dispute Resolution.
       ------------------
Except as provided below, any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof, or the Executive's employment or termination of employment with the Employer must be settled by final and binding arbitration conducted expeditiously in accordance with the National Rules for the Resolution of Employment Disputes ("National Rules") of the American Arbitration Association ("AAA"). Any arbitration is governed by the
United States Arbitration Act, 9 U.S.C.   1-16 and judgment upon the award
rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration must be Boston, Massachusetts.

     Such proceedings are administered by the neutral advisor in accordance with the National Rules as he or she deems appropriate.

     Notwithstanding anything to the contrary contained herein, the provisions of this Section 7 do not apply with regard to any equitable remedies to which any party may be entitled hereunder or pursuant to the Confidentiality Agreement.

     Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of the United States District Court for the Commonwealth of Massachusetts for the purpose of enforcing the award or decision in any such proceeding, (b) hereby waives, and agrees not to assert, in a motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Employment Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other- jurisdiction.

8.     Other Legal Fees.
       ----------------
Within five (5) days following presentation by the Executive of documentation of reasonable legal fees and expenses incurred by the Executive in connection with entering into this Agreement, the Employer shall pay to the Executive an amount equal to such reasonable legal fees and expenses.

9.     Integration.
       -----------
This Agreement and, to the extent related hereto, the Executive's
Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

10.     Assignment and Assigns, etc.
        ---------------------------
Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive (a) in the event that the Employer effects a reorganization, consolidates with or merges into any other corporation, partnership, organization or other entity, or transfers all or substantially all of its properties or assets or stock to any other corporation, partnership, organization or other entity or (b) in connection with the granting of a security interest in this Agreement to its senior lenders. This Agreement inures to the benefit of and is binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11.     Enforceability.
        --------------
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) is, to any extent, declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12.     Waiver.
        ------
No waiver of any provision hereof is effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, does not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.     Notices.
        -------
Any notices, requests, demands and other communications provided for by this Agreement are sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Board of Directors, and are effective on the date of delivery in person or by courier or four (4) days after the date mailed.

14.     Amendment.
        ---------
This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

15.     Governing Law.
        -------------
This is a Massachusetts contract and must be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles there.

16.     Counterparts.
        ------------
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original; but such counterparts together constitute one and the same document.




IN WITNESS WHEREOF, this Employment Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

                              EMPLOYER:
                              LOCATEPLUS HOLDINGS CORPORATION

                         By: /s/  Jon R. Latorella
                                  Chairman of the Board

                         By: /s/  James C. Fields
                                  Executive